Exhibit 19
AAON, Inc.

Insider Trading Policy

Adopted December 11, 2024

This Insider Trading Policy (the “Policy”) describes the standards of AAON, Inc., a Nevada corporation and its subsidiaries (the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information. This Policy is divided into two parts: the first part prohibits trading in certain circumstances and applies to all directors, officers and employees of the Company (“General Insiders”), their respective spouses, minor children and any other person living in the same household and any entities over which such person exercises control (which persons and entities are deemed to be the same person as the General Insider such that if a specific General Insider is prohibited from taking an action pursuant to this Insider Trading Policy, such General Insider’s spouse, minor children and any other person living in the same household and any entities over which such General Insider exercises control will be considered the same General Insider and will be prohibited from taking such action pursuant to this Policy), and the second part imposes special additional trading restrictions and applies to all (i) directors of the Company, (ii) executive officers of the Company/officers of the Company at the level of Director and above, (iii) the employees listed on Appendix A (collectively the people described in (i-iii), “Specific Insiders”), (iv) their respective spouses, minor children and any other person living in the same household and any entities over which such person exercise control, and (v) certain other employees that the Company may designate from time to time as “Specific Insiders” because of their position, responsibilities or their actual or potential access to material information. The persons and entities described in (iv) in the immediately prior sentence are deemed to be the same person as the Specific Insider such that if a certain Specific Insider is prohibited from taking an action pursuant to this Policy, such Specific Insider’s spouse, minor children and any other person living in the same household and any entities over which such Specific Insider exercises control will be considered the same Specific Insider and will be prohibited from taking such action pursuant to this Policy.

One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, gift or otherwise trade the Company’s securities or the securities of certain other companies or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic.” These terms are defined in this Policy under Part I, Section 3 below. The prohibitions would apply to any General Insider who buys or sells securities on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, partners, competitors or other companies with which the Company has contractual relationships or may be negotiating transactions.

PART I

1.    Applicability.

This Policy applies to all trading or other transactions in (i) the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company and (ii) the securities of certain other companies, including common stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies’ securities, where the person trading used information obtained while working for the Company.

This Policy applies to all General Insiders.

2.    General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information.

(a) No General Insider may purchase or sell, offer to purchase or sell, or gift any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company. (The terms “material” and “nonpublic” are defined in Part I, Section 3(a) and (b) below.)

(b) No General Insider who knows of any material nonpublic information about the Company may communicate that information to (“tip”) any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(c) No General Insider may purchase or sell any security of any other publicly traded company that is a customer, supplier, partner, competitor or other company with which the Company has contractual relationships or may be negotiating transactions while in possession of material nonpublic information that was obtained in the course of his or her involvement with the Company. No General Insider who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(d) For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Compliance Officer (which is defined in Part I, Section 3(c) below).

3.    Definitions.

(a) Material. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:
(i) significant changes in the Company’s prospects;
(ii) significant write-downs in assets or increases in reserves;
(iii) developments regarding significant litigation or government agency investigations;
(iv) liquidity problems;
(v) changes in earnings estimates or unusual gains or losses in major operations;
(vi) major changes in the Company’s management or the board of directors;
(vii) changes in dividends;
(viii) extraordinary borrowings;
(ix) major changes in accounting methods or policies;
(x) award or loss of a significant contract;
(xi) cybersecurity risks and incidents, including vulnerabilities and breaches;
(xii) changes in debt ratings;
(xiii) proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and
(xiv) offerings of Company securities.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

(b) Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of the market on the second full trading day after the information was publicly disclosed before you can treat the information as public.

Nonpublic information may include:
(i) information available to a select group of analysts or brokers or institutional investors;
(ii) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
(iii) information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two full trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

(c) Compliance Officer. The Company has appointed the Chief Financial Officer as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:
(i) assisting with implementation and enforcement of this Policy;
(ii) circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;
(iii) pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below; and
(iv) providing approval of any Rule 10b5-1 plans under Part II, Section 1(c) below and any prohibited transactions under Part II, Section 4 below.

The Compliance Officer may consult with the Company’s outside counsel as desired in connection with performing these duties.

4.    Prohibited Transactions.
General Insiders are prohibited from engaging in the following transactions in the Company’s securities:
(a) Short sales. General Insiders may not sell the Company’s securities short;
(b) Options trading. General Insiders may not buy or sell puts or calls or other derivative securities on the Company’s securities;
(c) Trading on margin or pledging. General Insiders may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and
(d) Hedging. General Insiders may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

5.    Exceptions.

The trading restrictions of this Policy do not apply to the following:

(a) 401(k) Plan. Investing 401(k) plan contributions in a Company stock fund in accordance with the terms of the Company’s 401(k) plan. However, any changes in your investment election regarding the Company’s stock are subject to trading restrictions under this Policy.

(b) Options. Exercising stock options granted by the Company for cash or the delivery of previously owned Company stock. However, the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy.

6.    Violations of Insider Trading Laws.

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a) Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

(b) Company-Imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

7.    Reporting Violations.

If at any time you believe this Policy or the laws described herein have been or are about to be violated, you should immediate report this concern to the Compliance Officer at rebecca.thompson@aaon.com or 918-382-6216.

8.    Inquiries.

When in doubt about the content, applicability or effect of this Policy, you have an affirmative obligation to contact the Compliance Officer at rebecca.thompson@aaon.com or 918-382-6216.

PART II

1.    Blackout Periods.

All Specific Insiders are prohibited from trading in the Company’s securities during blackout periods as defined below.

(a) Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning at the close of the market on the fifteenth day before the end of each fiscal quarter and ending at the close of the market on the second full trading day following the date the Company’s financial results are publicly disclosed. During these periods, Specific Insiders generally possess or are presumed to possess material nonpublic information about the Company’s financial results.

(b) Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Specific Insiders are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Specific Insiders affected.

(c) Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”) that has been reviewed and approved by the Compliance Officer at least five trading days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the Compliance Officer at least five trading days in advance of being entered into). No Approved 10b5-1 Plan may be adopted during a blackout period.

If you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or have any questions regarding Approved Rule 10b5-1 Plans, please contact the Compliance Officer. In addition to contacting the Compliance Officer, you should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of the Compliance Officer as described above.

2.    Trading Window

Specific Insiders are permitted to trade in the Company’s securities when no blackout period is in effect. Generally, this means that Specific Insiders can trade during the period beginning on the second full trading day following the date the Company’s financial results are publicly disclosed and ending on the close of the market on the fifteenth day before the next fiscal quarter ends. However, even during this trading window, a Specific Insider who is in possession of any material nonpublic information should not trade in the Company’s securities until the information has been made publicly available for at least two full trading days or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window after two full trading days since the material information has been made publicly available or immediately upon the information no longer being material.

3.    Pre-Clearance of Securities Transactions

(a) Because Specific Insiders are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company’s securities.

(b) Subject to the exemption in subsection (d) below, no Specific Insider may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, or loan of) any Company security at any time without first obtaining prior approval from the Compliance Officer.

(c) The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two trading days following the day on which it was granted. If the transaction does not occur during the two-trading day period, pre-clearance of the transaction must be re-requested.

(d) Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan once the applicable cooling-off period has expired. No trades may be made under an Approved 10b5-1 Plan until expiration of the applicable cooling-off period. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third-party effecting transactions on behalf of the Specific Insider should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

4.    Prohibited Transactions

(a) Specific Insiders are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

(b) Specific Insiders who purchase or sell Company securities may not purchase or sell any Company securities of the same class in an opposite way purchase or sale within six months of the opposite way transaction.

5.    Acknowledgment and Certification

All Specific Insiders who are directors, officers or employees of the Company are required to sign the attached acknowledgment and certification.

[Acknowledgment and Certification on following page.]

ACKNOWLEDGMENT AND CERTIFICATION
The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

__________________________________ (Signature)
__________________________________ (Please print name)
Date: ________________________

APPENDIX A